Exhibit 5.2

Linklaters LLP 1345 Avenue of the Americas New York, NY 10105 Telephone (+1) 212 903 9000 Facsimile (+1) 212 903 9100

Abengoa Yield plc Great West House, GW1, 17th floor Great West Road Brentford, United Kingdom TW8 9DF

July 1, 2015

Ladies and Gentlemen:

Abengoa Yield plc (the “Company”)

We have acted as special United States counsel to the Company, a public limited company organized under the laws of England and Wales in connection with the automatic shelf registration statement on Form F-3 (the “Registration Statement”) filed with the United States Securities and Exchange Commission on July 1, 2015 relating to the registration under the United States Securities Act of 1933 (the “Act”), of, among other things, senior debt securities and subordinated debt securities (collectively, the “Debt Securities”), which may be issued, respectively, pursuant to a senior indenture to be entered into by the Company and such trustee as shall be named therein (the “Senior Debt Trustee”) and a subordinated indenture to be entered into by the Company and such trustee as shall be named therein (the “Subordinated Debt Trustee” and together with the Senior Debt Trustee, the “Trustee”) and warrants (the “Warrants”) of the Company, which may be issued pursuant to a warrant agreement between the Company and a warrant agent to be named therein (the “Warrant Agent”).

This opinion is limited to the federal law of the United States and the laws of the State of New York and we express no opinion as to the effect of the laws of any other State of the United States or the laws of any other jurisdiction.

We have examined such certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that the Company has the power to execute and deliver the Debt Securities and the Warrants and perform its obligations thereunder and that the signatures on all documents examined by us are genuine, assumptions that we have not independently verified.

In our opinion:

1	With respect to the Debt Securities, when the indenture relating to the Debt Securities has been duly authorized, executed and delivered by the Trustee and the Company, the terms of the Debt Securities and of their issuance and sale have been duly established in conformity with the applicable indenture so as not to violate any applicable law or result in a default under, or breach of, any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Debt Securities have been duly executed and authenticated in accordance with the applicable indenture, the Debt Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor’s rights and to general equity principles.

2	With respect to the Warrants, when the warrant agreement relating to the Warrants has been duly authorized, executed and delivered by the Warrant Agent and the Company, the terms of the Warrants and of their issuance and sale have been duly established in conformity with the applicable warrant agreements so as not to violate any applicable law or result in a default under, or breach of, any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Warrants have been duly executed and authenticated in accordance with the applicable warrant agreement, the Warrants will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor’s rights and to general equity principles.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under “Legal Matters” in the Prospectus dated July 1, 2015 included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Linklaters LLP

Linklaters LLP